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                                                                   EXHIBIT 10.20


                              AGREEMENT NO. 47174-3

1.0      AGREEMENT

         1.1      PARTIES

THIS AGREEMENT is made and entered into by and between the DEPARTMENT OF WATER AND POWER OF THE CITY OF LOS ANGELES (Department), acting by and through the Board of Water and Power Commissioners (Board), and Lynch, Young & Company "Contractor," of 2045 Orangewood Avenue, Orange, California 92868-1944, California Corporation.

2.0      STATEMENT OF WORK

         2.1      WORK TO BE PERFORMED

The Contractor hereby agrees to provide the following services to the Department at the time and places set forth herein, pursuant to the terms and conditions of this Agreement.

         SCOPE OF WORK DEFINED IN APPENDIX A OF THIS AGREEMENT.

                  2.1.1 WORK INCLUDED IN AGREEMENT

Services furnished under this Agreement include, but are not limited to, preparing reports, preparing drawings and specifications, providing technical assistance, and reviewing technical submittals.

3.0      TASK MANAGEMENT SYSTEM

Work requested by the Department through the Contract Administrator, or the designated representative, under this Agreement, will be performed in accordance with a task management system. Accordingly, prior to any Department request to Contractor for services under this Agreement, the Department will prepare a written task assignment.

A separate task assignment proposal will be prepared for each task assignment and will contain at least the following information:

         (a)      Task number;

         (b)      Task name or title;

         (c)      Purpose and objective of the task assignment;

         (d)      Scope of the work to be performed;

         (e)      Results of work expected;

         (f) Premises (assumptions, benefits envisioned, conditions or restrictions);

         (g)      Key task assignment management personnel;

         (h) Schedule, including expected progress report and transmission of interim results;

         (i) Maximum dollar amount to be paid to Contractor to perform the task assignment, and performance completion/payment schedules

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3.1  INFORMATION EXCHANGE



It is the intent of the Department that the task assignment will be based upon input from the Contractor and upon Department-defined criteria and needs. To that end, information exchanges between the Contractor and the Contract Administrator, or the designated representative, are authorized and are encouraged so as to aid in the initial preparation of the proposed task assignment.



3.2  TASK ASSIGNMENT REVIEW



Upon receipt of a proposed task assignment from the Department, the Contractor will evaluate said proposed task assignment for completeness, understandability, and ability to perform. Any request by Contractor to change or modify the proposed task assignment shall be transmitted in writing to the Contract Administrator, or the designated representative. The Contract Administrator, or the designated representative, and the Contractor will agree upon the final task assignment and it will be forwarded to the Contractor. The task assignment will include the amount and method of compensation and maximum expenditure for the task assigned therein.



3.3  AUTHORIZATION TO BEGIN WORK



Receipt of a written task assignment from the Contract Administrator, or the designated representative, will authorize the Contractor to begin performance of the particular task assignment as stated therein and for no more than the compensation stated therein. Once authorized by the Contract Administrator, or the designated representative, no modification or alteration in said task assignment, or the compensation set forth therein, is permitted without the prior written consent of the Contract Administrator, or the designated representative.



3.4  UNAUTHORIZED WORK



Contractor work, which is not provided for in the approved task assignment, or work which would require additional charges, shall not be performed without prior modification of the existing task assignment in writing by the Contract Administrator, or the designated representative.



3.5  APPOINTMENTS



The Contract Administrator, or the designated representative, may appoint an authorized subordinate administrator for each different task assignment made to the Contractor; however, the Contract Administrator, or the designated representative, shall approve any changes or modifications to the task assignment.



3.6  TASK MANAGEMENT COMPENSATION



Task assignments will be performed on a time-and-materials basis, including a maximum amount established for the task assignment. The Department will pay the Contractor for the services of Contractor's personnel at the rates established in the attached fee schedule, Appendix B.



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         3.7      PERIODIC REPORTS

The Contractor shall periodically, at the request of the Contract Administrator, or the designated representative, submit a brief summary of all tasks being performed for the Department under this Agreement, together with a summary of work accomplished on each task; describe the work to be done on each task during the succeeding months; and furnish an estimated completion date for such work.

         3.8      INDEPENDENT CONTRACTOR STATUS

The Contractor shall perform said services in its own way as an independent Contractor and not as an employee of the Department. It shall be under the control of the Department only as to the results to be accomplished, and not as to the means or manner by which such results are to be accomplished. However, in the event that there may arise a disagreement between the Contractor and the Department with respect to the general direction or the administrative procedures involved in the accomplishment of the objectives of this Agreement, the Contract Administrator, or the designated representative, shall make the final decision by which both parties will abide.

4.0      GENERAL CONDITIONS

         4.1      INTEGRATED AGREEMENT

This Agreement sets forth all of the rights and duties of the parties with respect to the subject matter hereof, and replaces any and all previous agreements or understandings, whether written or oral, relating thereto. This Agreement may be amended only as provided for in paragraph 4.1.1 hereof.

                  4.1.1    AMENDMENT

All amendments hereto shall be in writing and signed by the person(s) authorized to bind the parties thereto.

                  4.1.2    PROHIBITION AGAINST ASSIGNMENT OR DELEGATION

The Contractor may not, unless it has first obtained the written permission of the Department:

                  (a) assign or otherwise alienate any of its rights hereunder, including the right to payment, or

                  (b) delegate, subcontract, or otherwise transfer any of its duties hereunder.

                  4.1.3    NON-WAIVER OF AGREEMENT

The Department's failure to enforce any provision of this Agreement or the waiver thereof in a particular instance shall not be construed as a general waiver of any part of such provision. The provision shall remain in full force and effect.

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                  4.1.4    TIME OF EFFECTIVENESS

Unless otherwise provided, this Agreement shall take effect when all of the following events have occurred:

                  (a) this Agreement has been signed on behalf of the Contractor by the person(s) authorized to bind the Contractor hereto;

                  (b) this Agreement has been approved by the City's Council or by the Board, officer, or employee authorized to give such approval;

                  (c) the Office of the City Attorney has indicated in writing its approval of this Agreement as to form and legality; and

                  (d) this Agreement has been signed on behalf of the Department by the person designated by the Board, officer or employee authorized to enter into this Agreement.

                  4.1.5    INDEPENDENT CONTRACTOR

The Contractor is acting hereunder as an independent Contractor and not as an agent or employee of the Department. The Contractor shall not represent or otherwise hold out itself or any of its Contract Administrators, officers, partners, employees, or agents to be an agent or employee of the Department.

                  4.1.6 APPLICABLE LAW, INTERPRETATION, ENFORCEMENT AND SEVERABILITY

Each party's performance hereunder shall comply with all applicable laws of the United States of America, the State of California, and the City of Los Angeles. This Agreement shall be enforced and interpreted under the laws of the State of California and the City of Los Angeles with venue for any litigation in Los Angeles, California.

If any part, term or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a Federal, State or Local Government having jurisdiction over this Agreement, the validity of the remaining portions or provisions shall not be affected thereby.

                  4.1.7    DATA PROVIDED BY THE DEPARTMENT

The Contract Administrator shall provide and/or assist the Contractor in providing such data as may be needed by the Contractor to establish design criteria, space and equipment needs, number of personnel, and such other information that is needed by the Contractor to perform the work.

         4.2      PERSONNEL

                  4.2.1    STAFF SIZE

The size of the staff employed by the Contractor in the performance of the services shall be kept consistent with the service and schedules established in the fee schedule.

                  4.2.2    IDENTIFICATION OF KEY PERSONNEL

The Contractor shall furnish the Department the names, titles, and qualifications of its key project personnel.

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                  4.2.3    APPROVAL OF KEY PERSONNEL

The Contract Administrator will have the right to interview and approve personnel. Resumes of individual personnel will be reviewed and approved by the Department's Contract Administrator before the individual can be assigned work.

                  4.2.4    CHANGES IN KEY PERSONNEL

The Contractor shall minimize changes to its key project personnel. The Department shall have the right to request key project personnel changes and to review and approve key project personnel changes proposed by the Contractor. The Department's approval of key project personnel assignments and changes shall not be unreasonably withheld.

         4.3      SUBCONTRACTORS

                  4.3.1    SUBCONTRACTS/JOINT PARTICIPATION AGREEMENTS

With prior approval of the Department, the Contractor may enter into subcontracts and joint participation agreements with others for the performance of portions of this Agreement. The Contractor shall at all times be responsible for the acts and errors or omissions of its subcontractors or joint participants and persons directly or indirectly employed by them. Nothing in this Agreement shall constitute any contractual relationship between any others and the Department or any obligation on the part of the Department to pay, or to be responsible for the payment of, any sums to any subcontractors.

                  4.3.2    COPIES OF SUBCONTRACTOR AGREEMENTS

Upon written request from the Contract Administrator, the Contractor shall supply the Department with all subcontractor agreements.

                  4.3.3    PROVISIONS BINDING ON SUBCONTRACTORS

The provisions of this Agreement shall apply to all subcontractors in the same manner as to the Contractor. In particular, the Department will not pay, even indirectly, the fees and expenses of a subcontractor which do not conform to the limitations and documentation requirements of this Agreement.

         4.4      CONTRACTOR'S QUALITY ASSURANCE PROGRAM

The Contractor shall perform the work in accordance with the Contractor's Quality Assurance Program, which shall be subject to review, approval, and audit by the Department. The Contractor's work shall reflect competent professional knowledge, judgement, and accepted industry practice. The Contractor shall promptly correct, or remedy any work, errors, or omissions, at its sole expense, which do not conform to the provisions of this Agreement.

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         4.5      REPRESENTATIVES AND NOTICES

Any notice, demand, or request directed to the Department shall be delivered to:

                  DEPARTMENT OF WATER AND POWER
                  CITY OF LOS ANGELES
                  Armando Bolivar
                  Contract Administrator
                  8501 Arleta Avenue, Room 2B9
                  Sun Valley, CA 91352

Any notice, demand, or request directed to the Contractor shall be delivered to:

                  David Baker
                  Managing Partner
                  2045 Orangewood Avenue
                  Orange, CA 92868-1944

Such correspondence shall be in writing, except as specified elsewhere in this Agreement. Service will be deemed complete upon receipt.

                  4.5.1    CHANGE OF ADDRESS OR REPRESENTATIVES

Either party, by written notice, may designate different or additional person(s) or different addresses.

                  4.5.2    EXCUSABLE DELAYS

In the event that performance on the part of any party hereto shall be delayed or suspended as a result of circumstances beyond the reasonable control and without the fault and negligence of said party, none of the parties shall incur any liability to the other parties as a result of such delay or suspension. Circumstances deemed to be beyond the control of the parties hereunder shall include, but not limited to, acts of God or of the public enemy; insurrection; acts of the Federal Government or any unit of State or Local Government in either sovereign or contractual capacity; fires; floods; epidemics; quarantine restrictions; strikes; freight embargoes or delays in transportation; to the extent that they are not caused by the party's willful or negligent acts or omissions, and to the extent that they are beyond the party's reasonable control.

                  4.5.3    BREACH

Except for excusable delays, if any party fails to perform, in whole or in part, any promise, covenant, or agreement set forth herein, or should any representation made by it be untrue, any aggrieved party may avail itself of all rights and remedies, at law or equity, in the courts of law. Said rights and remedies are cumulative of those provided for herein except that in no event shall any party recover more than once, suffer a penalty or forfeiture, or be unjustly compensated.

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                  4.5.4    PERMITS

The Contractor and its officers, agents and employees shall obtain and maintain all permits and licenses necessary for the Contractor's performance hereunder and shall pay any fees required therefor.

         4.6      SUSPENSION AND TERMINATION

                  4.6.1    SUSPENSION OF WORK

The Contract Administrator may orally direct the Contractor to suspend, and to subsequently resume performance of all or any part of the work. Such direction shall be confirmed in writing. An equitable adjustment in the work completion schedule and price (if fixed price) shall be negotiated and confirmed by a Change Order or a revision to a task assignment if such suspension impacts the cost of the work and/or work completion schedule. The Department shall complete the payments due for the suspended work up to the effective date of suspension notice and shall resume payments effective as of the work resumption date.

                  4.6.2    TERMINATION OF AGREEMENT

                           4.6.2.1  CANCELLATION WITHOUT CAUSE

This Agreement may be canceled by the Department, without cause, on 30 calendar days' written notice or at any time by mutual agreement of the parties. Said notice, on the Department's behalf, will be given by Frederick Puglia, Director of Customer Service, or Armando Bolivar, Contract Administrator. Upon receipt of such notice, the Contractor shall immediately stop all work under this Agreement. The Contractor shall be entitled to payment for all services performed to date of cancellation and shall be compensated at the established rates for all work required to organize and deliver all material developed in the course of the work to date of termination. The Contractor shall then deliver to the Department, in an organized and usable form, all work done prior to the date of cancellation.

                           4.6.2.2  CANCELLATION FOR CAUSE

In the event of default by the Contractor, the Department, upon 15 calendar days' written notice to the Contractor, may terminate the Contract as provided herein. It shall be considered a default by the Contractor whenever it shall:
(1) declare bankruptcy, become insolvent, or assign its assets for the benefit of its creditors; (2) fail to provide materials or workmanship meeting the requirements of the Specifications; (3) disregard or violate important provisions of the Contract Documents or fail to prosecute the work according to the approved progress schedule; or, (4) fail to provide a qualified superintendent, competent workmen, or subcontractors, or materials or equipment meeting the requirements of the Contract Documents.

In the event the Contract is terminated in accordance with this subsection, the Department may take possession of the work and of all materials, tools, equipment, and property of the Contractor, which have been provided in connection with the work, and may complete the work by whatever method or means the Department may select. The cost of completing the work shall be deducted from the balance which would have been due the Contractor had the Contract not been terminated and the work completed in accordance with the Contract Documents. If such cost exceeds the balance which would have been due, the Contractor shall pay the excess amount to the Department. If such cost is less then the balance which would have been due, the Contractor shall

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not have claim to the difference except to such extent as may be necessary, in the opinion of the Contract Administrator, to reimburse the Contractor or the Contractor's sureties for any expense properly incurred for materials, tools, equipment, property, and labor devoted to the prosecution of the work, of which the Department shall have received the benefit. In computing such expenses, as it relates to equipment and property, the salvage value at completion of the work shall be deducted from the depreciated value at the time the contract was terminated, and the difference shall be considered as an expense.

                           4.6.2.3  TERMINATION DUE TO EXPENDITURE LIMIT

This Agreement will automatically terminate if expenditures reach the limit of $350,000.

                           4.6.2.4  EXPIRATION OF AGREEMENT

Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement shall be 24 months.

                           4.6.2.5  EXTENSION OF AGREEMENT

Within 60 days of contract expiration, the Department may extend this Agreement for an additional 12-month period upon notification to Contractor of the Department's intent to extend.

                           4.6.2.6  TERMINATION OF THE SERVICES OF ANY PERSON

If the Department no longer requires the services of a particular person(s) supplied by the Contractor, the Department may terminate the services upon written notice to the Contractor.

         4.7      PATENTS, COPYRIGHTS, AND TRADEMARKS

The Contractor shall full indemnify the Department against any and all liability whatsoever by reason of any alleged infringement of any patent, copyright, or trademark on any hardware, software, firmware, equipment or instrumentation used by the Contractor in the construction of the work, or by reason of any intended use under these specifications by the Department of any hardware, software, firmware, equipment or instrumentation furnished under this contract; provided, however, that the Contractor shall have no liability to the Department under any provision of this Article with respect to any claim of patent, copyright, or trademark infringement which is based upon the combination or utilization of the Contractor's hardware, software, firmware, equipment or instrumentation with hardware, software, firmware, equipment or instrumentation not made by the Contractor; or the modification by the Department of hardware, software, firmware, equipment or instrumentation furnished hereunder.

The Contractor shall have the sole control of the defense and all negotiations for settlement or compromise of any action or claim of any alleged infringement of any patent, copyright, or trademark on hardware, software, firmware, equipment or instrumentation used by the Contractor in the designing, fabrication, and delivery of the deliverables as specified herein to the extent that such control is not consistent with the provisions of Article IV, Section 42 of the Los Angeles City Charter, but in any event the Contractor shall have the right to participate fully in such defense. The Department and the Contractor shall mutually agree to any settlement or compromise of such action.

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         4.8      EXPRESS WARRANTY PROVISION

Contractor warrants that the software furnished hereunder shall be free from significant programming errors and form defects in workmanship and materials and shall operate in conformity with the performance capabilities, specifications, functions and other descriptions and standards applicable thereto as set forth in the Appendix; and that the software shall conform to the standards generally observed in the industry for similar software (including source code) so long as Contractor can discharge any warranty obligations notwithstanding such modifications or following their removal by the Department.

5.0      COMPENSATION

         5.1      SPECIFIC RATES OF COMPENSATION OR TIME-AND-MATERIAL BASIS

                  5.1.1    FEES

The Department will pay for services at the rates established in the fee schedule (see Appendix B). These rates shall remain in effect for the duration of this Agreement.

                  5.2.1    COMPENSATION FOR EXPENSES

                           5.2.1.1  TRAVEL EXPENSES WITHIN LOS ANGELES AREA

The Department will reimburse the Contractor mileage at the rate of $0.325/mile for necessary car travel which exceeds an aggregate of 100 miles per day.

                           5.2.1.2  OTHER REIMBURSABLE EXPENSES

Reimbursable expenses include the actual cost of 1) necessary, approved travel to Los Angeles (including coach airfare and, as practical, compact rental car rates only); 2) lodging expenses of the Contractor's personnel up to a maximum rate of $150 per day; 3) mileage for nonrental car travel at the rate of $0.325/mile. Subcontractor expenses are subject to the same limitations and will be reimbursed at original cost.

The Department will not reimburse for normal office expenses or overhead.

                           5.2.1.3  EXPENSE APPROVAL

Any expenses exceeding $5,000 shall be first approved as part of the task assignment approval process.

                  5.2.2           EXPENDITURE LIMITS

The total amount of this Agreement shall not exceed $ 350,000 without further appropriation to this Agreement by the Board of Water and Power Commissioners of the City of Los Angeles.

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                  5.2.3    EXPENDITURE REPORTS

                           5.2.3.1  TASK ASSIGNMENT EXCEEDING $20,000

The Contractor shall notify the Contract Administrator, in writing, upon spending 50 and 75 percent of monies allowed under any particular task assignment exceeding $20,000.

                           5.2.3.2  TASK ASSIGNMENT EXCEEDING $100,000

The Contractor shall notify the Contract Administrator, in writing, upon spending 40 and 75 percent of monies allowed under any particular task assignment exceeding $100,000.

6.0      BUSINESS POLICIES

         6.1      DEPARTMENT OF WATER AND POWER'S RECYCLING POLICY

The Department of Water and Power supports the use of recycled-content products of all types. Recycled-content products help conserve natural resources, including water and energy, and reduce demands upon landfills.

The Contractor shall submit all written documents on paper with a minimum of 30 percent post-consumer recycled content. Existing company/corporate letterhead/stationery that accompanies these documents is exempt from this requirement. Documents of two or more pages in length shall be duplex-copied (double-sided pages). Neon or fluorescent paper shall not be used in any written documents submitted to the Department.

         6.2      AFFIRMATIVE ACTION

During the performance of any contract, the Contractor shall not discriminate in its employment practices against any employee or applicant for employment because of race, religion, national origin, ancestry, sex, age or physical handicap. All subcontracts awarded under any such contract shall contain a like nondiscrimination provision. The applicable provisions of Executive Order No. 11246 of September 24, 1965; Part 60-741 of 41 CFR pertaining to handicapped workers, including 60-741.4 Affirmative Action Clause; and Sections 10.8 to
10.13 of the Los Angeles Administrative Code pertaining to nondiscrimination in employment in the performance of City contracts are incorporated herein by reference and made a part hereof as if they were fully set forth herein.

         6.3      MINORITY AND WOMEN BUSINESS ENTERPRISE (MBE/WBE) OUTREACH
                  PROGRAM

It is the policy of the Department to provide Minority Business Enterprises
(MBEs), Women Business Enterprises (WBEs) and all other business enterprises an equal opportunity to participate in the performance of all Department contracts. The Consultant shall assist the Department in implementing this policy and shall use its best effort to attain MBE and WBE participation of 15 percent and 7 percent, respectively, and to ensure that all available business enterprises, including MBEs and WBEs, have an equal opportunity to compete for and participate in the work of this Agreement.

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                  6.3.1    MBE/WBE DEFINED

"Minority Business Enterprise" (MBE) or "Women's Business Enterprise" (WBE), as used herein means a business enterprise that meets both of the following criteria:

                  (a) A business that is at least 51 percent owned by one or more minority person(s) or women or, in the case of any business whose stock is publicly held, at least 51 percent of the stock is owned by one or more minority person(s) or women.

                  (b) A business whose management and daily business operations are controlled by one or more minority person(s) or women.

                  6.3.2    EFFORTS TO OBTAIN PARTICIPATION

Efforts to obtain participation of MBEs, WBEs, and other business enterprises could reasonably be expected to produce a level of participation by interested subcontractors, including 15 percent MBEs and 7 percent WBEs. Good faith efforts to reach out to MBEs, WBEs, and all other business enterprises shall be determined by the following factors:

                  (a) Meetings with MBEs, WBEs, associations representing MBEs, WBEs and other groups.

                  (b) Identification of selected portions of the work to be performed by subcontractors in order to provide participation by MBEs, WBEs, and other business enterprises. The Contractor shall, when economically feasible, divide total contract requirements into small portions or quantities to permit maximum participation of MBEs, WBEs, and other business enterprises.

                  (c) Requests for proposals from interested business enterprises or proposals in newspapers, trade association publications, minority or trade-oriented publications, trade journals, or other appropriate media.

                  (d) Providing written notice to those business enterprises, including MBEs and WBEs, having an interest in participating in this Agreement. The Contractor shall document that invitations were sent to available MBEs, WBEs, and other business enterprises for each portion of the work.

                  (e) Documenting efforts to follow up initial solicitations of interest by contacting the business enterprises to determine whether the enterprises are interested in participating in the work.

                  (f) Providing interested enterprises with information about the plans, specifications, and requirements for the selected subcontracting work.

                  (g) Requesting assistance from organizations that provide assistance in the recruitment and placement of MBEs, WBEs, and other business enterprises.

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                  (h)      Negotiating in good faith with interested MBEs, WBEs,
                           and other business enterprises and not unjustifiably rejecting proposals prepared by any enterprise. As documentation, the bidder shall submit a list of all documentation, the bidder shall submit a list of all sub-bidders for each portion of potential work for MBEs, WBEs, and other business enterprises.

                  (i) Documenting efforts to advise and assist interested MBEs, WBEs and other business enterprises in obtaining bonds, lines of credit, or required insurance.

                  6.3.3    PROGRAM DOCUMENTATION

The Contractor shall submit monthly reports to the Contract Administrator demonstrating compliance with the Department's Outreach Program, and make related records available to the Department upon request. The reports shall be submitted on Department forms which can be obtained from the Contract Administrator, and show the following:

                           (a)      the name of each participating
                                    subcontractor;

                           (b) description of work each subcontractor has contracted to perform;

                           (c) the percentage of completion for the work under each subcontract;

                           (d) the compensation contracted to be paid to each subcontractor (attach copy of subcontractor's invoice);

                           (e) the cumulative compensation earned by each subcontractor; and

                           (f) the cumulative compensation paid to each subcontractor.

         6.4      SERVICE CONTRACT WORKER RETENTION AND LIVING WAGE POLICY

                  6.4.1    GENERAL PROVISIONS

This contract is subject to the Service Contractor Worker Retention Ordinance (SCWRO), Section 10.36 et. seq., and the Living Wage Ordinance (LWO), Section
10.37 et. seq., of the Los Angeles Administrative Code. The Ordinances require that, unless specific exemptions apply, employers who are awarded service contracts that involve expenditures in excess of $25,000, and have a duration of at least three months; and any persons who receive City financial assistance of one million dollars or more in any 12-month period, shall comply with the following provisions of the ordinances:

                           (a) Retention for a 90-day transition period, the employees who were employed for the preceding 12 months or more by the terminated Contractor or subcontractor, if any, as provided for in the SCWRO;

                           (b) Payment of a minimum initial wage rate to employees as defined in the LWO, of $7.99 per hour, with health benefits of at least $1.25 per hour, or otherwise $9.24 per hour without benefits.

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                  6.4.2    TERMINATION PROVISIONS

Under the provisions of Section 10.36.3(c) and Section 10.37.5 (c) of the Los Angeles Administrative Code, the Department of Water and Power, shall have the authority, under appropriate circumstances, to terminate this contract and otherwise pursue legal remedies that may be available, if the Department of Water and Power determines that the subject Contractor or financial assistance recipient violated the provisions of the referenced Code Section.

                  6.4.3    INVOICE PROVISIONS

All invoices related to SCWRO and LWO Contracts shall contain the following statement:

         "The Contractor fully complies with Section 10.36 et. seq. And Section
         10.37 et. seq., SCWRO and LWO, respectively, of the Los Angeles Administrative Code."

         6.5      CHILD SUPPORT POLICY

The Contractor and any Subcontractor(s) must fully comply with all applicable State and Federal employment reporting requirements for the Contractor's and any Subcontractor(s)' employees. The Contractor and any Subcontractor(s) must fully comply with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignment in accordance with the California Family Code. The Contractor and any Subcontractor(s) must certify that the principal owner(s) thereof (any person who owns an interest of 10 percent or more) are in compliance with any Wage and Earnings Assignment Orders or Notices of Assignment applicable to them personally. The Contractor and any Subcontractor(s) must certify that such compliance will be maintained throughout the term of the Contract.

Failure of the Contractor and/or any Subcontractor(s) to fully comply with all applicable reporting requirements or to implement lawfully served Wage and Earnings Assignments or Notices of Assignment or failure of the principal owner(s) to comply with any Wage and Earnings Assignments or Notices of Assignment applicable to them personally shall constitute a default under the Contract. Failure of the Contractor and/or any Subcontractor(s) or principal owner(s) thereof to cure the default within 90 days of notice of such default by the City shall subject the Contract to termination.

7.0      INSURANCE REQUIREMENTS

         7.1      GENERAL INSURANCE COVERAGE

Prior to the start of work, but not later than 30 days after the date of award of contract, the Contractor shall furnish the Department evidence of coverage from insurers acceptable to the Department and in a form acceptable to the Risk Management Section and the Office of the City Attorney. Such insurance shall be maintained by the Contractor at the Contractor's sole cost and expense.

Such insurance shall not limit or qualify the liabilities and obligations of the Contractor assumed under the contract. The Department shall not by reason of its inclusion under these policies incur liability to the insurance carrier for payment of premium for these policies.

Any insurance carried by the Department which may be applicable shall be deemed to be excess insurance and the Contractor's insurance is primary for all purposes despite any conflicting provision in the Contractor's policies to the contrary.

Said evidence of insurance shall contain a provision that the policy cannot be canceled or reduced in coverage or amount without first giving 30 calendar days' notice thereof (10 days for non-payment of premium) by registered mail to The Office of the City Attorney, Water and Power Division, Post Office Box 51111, GOB Room 340, Los Angeles, California 90051-0100.

Should any portion of the required insurance be on a "Claims Made" policy, the Contractor shall, at the policy expiration date following completion of work, provide evidence that the "Claims Made" policy has bee renewed or replaced with the same limits, terms and conditions of the expiring policy, or that an extended discovery period has been purchased on the expiring policy at least for the contract under which the work was performed.

Failure to maintain and provide acceptable evidence of the required insurance for the required period of coverage shall constitute a breach of contract, upon which the Department may immediately terminate or suspend the agreement.

Contractor shall be responsible for all subcontractors' compliance with the insurance requirements.

         7.2      SPECIFIC COVERAGE

                  7.2.1    WORKERS' COMPENSATION INSURANCE

The Contractor shall provide Workers' Compensation insurance covering all of the Contractor's employees in accordance with the laws of any state in which the work is to be performed and including Employer's Liability insurance and a Waiver of Subrogation in favor the Department of Water and Power. The limit for Employer's Liability coverage shall be not less than $100,000.00 each accident and shall be a separate policy if not included with Workers' Compensation coverage. Evidence of such insurance shall be in the form of a special endorsement of insurance. Workers' Compensation/Employer's Liability exposure may be self-insured provided that the Department is furnished with a copy of the certificate issued by the state authorizing the Contractor to self-insure. Contractor shall notify the Risk Management Section by receipted delivery as soon as possible of the state withdrawing authority to self-insure.

                  7.2.2    COMMERCIAL GENERAL LIABILITY INSURANCE

The Contractor shall provide Commercial General Liability insurance with Blanket Contractual Liability, Independent Contractors, Broad Form Property Damage, Premise and Operations, Products and Completed Operations, and Personal Injury coverage's included. Such insurance shall provide coverage for total limits actually arranged by the Contractor, but not less than $1,000,000.00 combined single limit per occurrence. Should the policy have an aggregate limit, such aggregate limits should not be less than double the Combined Single Limit and be specific for this contract. Umbrella or Excess Liability coverages may be used to supplement primary coverages to meet the required limits. Evidence of such coverage shall be on the Department's additional insured endorsement form or on an endorsement to the policy acceptable to the Risk Management Section and provide for the following:

                  (a) Include the Department and its officers, agents, and employees as additional insureds with the Named Insured for the activities and operations under the contract.

                  (b) Severability-of-Interest or Cross-Liability Clause such as: "The policy to which this endorsement is attached shall apply separately to each insured against whom a claim is made or suit is brought, except with respect to the limits of the company's liability."

                  (c) A description of the coverages included under the policy.

                  7.2.3    COMMERCIAL AUTOMOBILE LIABILITY INSURANCE

The Contractor shall provide Commercial Automobile Liability insurance which shall include coverage's for liability arising out of the use of owned, non-owned, and hired vehicles for performance of the work as required to be licensed under the California or any other applicable state vehicle code. The Commercial Automobile Liability insurance shall have not less than $300,000.00 combined single limit per occurrence and shall apply to all operations of the Contractor.

The Commercial Automobile Liability policy shall name the City of Los Angeles, the Board of Water and Power Commissioners of the City of Los Angeles, the Department of Water and Power of the City of Los Angeles, and their officers, agents, and employees while acting within the scope of their employment, as additional insureds with the Contractor, and shall insure against liability for death, bodily injury, or property damage resulting from the performance of this Agreement.

         7.3      EXCESS LIABILITY

The Contractor may use an Umbrella or Excess Liability Coverage to meet coverage limits specified in the contract. Evidence of Excess Liability shall be in the form of the Department's Excess Liability-Additional Insured Endorsement form or equivalent. The Contractor shall require the carrier for Excess Liability to properly schedule and to identify the underlying policies as provided for on the Additional Insured Endorsement form, including, as appropriate, Commercial General Liability, Commercial Automobile Liability, Employer's Liability, or other applicable insurance coverages.

         7.4      PROFESSIONAL LIABILITY INSURANCE

The Contractor shall provide Professional Liability insurance covering liability arising from errors and omissions made during the executing of this contract for the total limits actually arranged by the Contractor, but not less than $1,000,000.00, per occurrence. The coverage shall include Contractual Liability, and should the policy be of a claims-made form, such policy shall be maintained for not less than three (3) years after the date of final acceptance of completion of all work performed under this agreement.

         7.5      INDEMNIFICATION CLAUSE

The Contractor undertakes and agrees to indemnify and hold harmless the City of Los Angeles, the Department of Water and Power, the Board of Water and Power Commissioners of the City of Los Angeles, and all of their officers and employees, and, at the option of the Department, defend the Department, and any and all of their Boards, officers, agents, representatives, employees, assigns and successors in interest from and against any and all suits and causes of action, claims, charges, damages, demands, judgments, civil fines and penalties, or losses of any kind or nature whatsoever, for death, bodily injury or personal injury to any person, including Contractor's employees and agents, or damage or destruction to any property of either party hereto, or third persons in any manner arising by reason of the negligent acts, errors, omissions or willful misconduct incident to the performance of this contract on the part of the Contractor, or the Contractor's officers, agents, employees, or subcontractors of any tier, except for the active negligence or willful misconduct of the Department, its Board, officers, agents, representatives or employees.

8.0      INVOICES

The Contractor shall, at the end of each calendar month in which services are performed or expenses are incurred and prior to the tenth day of the following month, submit to Armando Bolivar, Contract Administrator, Department of Water and Power, City of Los Angeles, 8501 Arleta Avenue, Room 2B9, Sun Valley, California 91352, in triplicate, verified and itemized invoices stating such services were performed and such expenses were necessarily incurred. Such invoices shall conform to the rates established in the fee schedule (and shall be organized and clearly identified by task number and name). In support of payment for such invoices, the Contractor shall furnish a progress report, payroll records, receipts and other evidence of reimbursement expenses and any other information necessary to verify that Contractor's billing is in accordance with this Agreement. Such invoices, if correct, will be certified, and paid within 30 days after receipt of service and invoice. If such invoices are incorrect, Contractor will be notified within 7 working days of receipt of any discrepancy. Invoice payments will not be made if the invoice is received more than six months after the billing period.

Each invoice shall show the contract/purchase order number, the vendor code number, the City of Los Angeles Business Tax Registration Certificate Number, and the identification of material, equipment and/or services covered by the invoices. In all cases the amount of applicable sales tax or use tax shall be separately stated on the invoice.

         8.1 CURRENT LOS ANGELES CITY BUSINESS TAX REGISTRATION CERTIFICATE REQUIRED

The Contractor shall obtain and keep in full force and effect during the term of the contract all Business Tax Registration Certificates required by the City of Los Angeles Business Tax Ordinance, Article 1, Chapter II, Section 21.00 and following, of the Los Angeles Municipal Code.

Firm's current Business Tax Registration Certificate Number or, for those firms that are exempt, a Vendor Registration Number must be shown on all invoices submitted for payment. Failure to do so, may delay payment,

For additional information regarding applicability of the City Business Tax Registration, contact the City Clerk's Office on (213) 978-1521.

         8.2      TAXPAYER IDENTIFICATION NUMBER (TIN)

Contractor declares that its authorized TIN is 95-3546387. No payment will be made under this Agreement without a valid TIN number.

9.0      CONFLICTS

         9.1      CLAIMS FOR LABOR AND MATERIALS

The Contractor shall promptly pay, when due, all amounts payable for labor and materials furnished in the performance of this Agreement so as to prevent any lien or other claim under any provision of law from arising against any City property (including reports, documents, and other tangible matter produced by the Contractor hereunder), against the Contractor's rights to payments hereunder, or against the City, and shall pay all amounts due under the Unemployment Insurance Act with respect to such labor.

         9.2      ERRORS AND OMISSIONS

The Contractor will be responsible for correcting or remedying any errors or omissions which occur in performance of the services under this Agreement and which are the result of the Contractor's negligence or action. The cost of correcting or remedying any error or omission shall be borne by the Contractor. Revising Contractor-prepared documents at the request of the Department to incorporate comments by the public or by agencies having jurisdiction in matters of the particular task assignment is not considered to be a remedy of errors or omissions, but is considered an integral part of document preparation which may be called for by a task assignment.

         9.3      PRIORITY OF DOCUMENTS

In the event of any conflicting provisions between the documents referenced or included in this Agreement, the priority shall be as follows:

         (a)      Latest Change Order

         (b)      Agreement

         (c)      Task Assignment

         (d)      Other Referenced Documents

Each party shall notify the other immediately upon the determination of any such conflict or inconsistency.

10.0     MONITORING OF WORK

         10.1     RECORDS AND AUDITS

The Contractor shall maintain records and books of account showing all costs and expenses incurred by the Contractor for this Agreement. The Department shall have the right, upon reasonable notice, to audit the books, records, documents, and other evidence and the accounting procedures and practices, where needed, to verify the costs and expenses claimed. The Department retains this right for at least three years after final payment and until all disputes, appeals, litigation, or claims have been resolved. This right to audit shall also include inspection at reasonable times of the Contractor's office or facilities which are engaged in the performance of the Agreement. In addition, the Contractor shall, at no cost or expense to the Department, furnish reasonable facilities and assistance for such an audit. Upon request, Contractor shall also provide copies of documents applicable to this Agreement. The audit findings shall, to the extent allowed by law, be treated by the Department as confidential.

         10.2     PROGRESS REPORTS

The Contractor shall, as required by the Contract Administrator, submit reports summarizing all the tasks under this Agreement, the work accomplished, work left to be done, work to be done in the coming months, and the estimated completion dates. This report shall be organized by task and shall include the task number, task coordinator, task title, the authorized expenditure, the start date and completion date, and the total of dollars received to date by the Contractor. The report shall also show the total dollars received by the Contractor under this Agreement.

         10.3     RIGHT TO REVIEW SERVICES, FACILITIES, AND RECORDS

The Department reserves the right to review any portion of the services performed by the Contractor under this Agreement, and the Contractor agrees to cooperate to the fullest extent possible. Contractor shall furnish to the Department such reports, statistical data, and other information pertaining to the Contractor's services as shall be reasonably required by the Department to carry out its rights and responsibilities under its agreements with its bondholders or note holders and any other agreement relating to the development of the project(s) and in connection with the issuance of its official statements and other prospectuses with respect to the offering, sale, and issuance of its bond and other obligations.

The right of the Department to review or approve drawings, specifications, procedures, instructions, reports, test results, calculations, schedules, or other data that are developed by the Contractor shall not relieve the Contractor of any obligation set forth herein.

         10.4     DEPARTMENT'S QUALITY ASSURANCE PROGRAM

Work performed under this Agreement will be subject to review by the Department's personnel.

11.0     TITLE TO WORK

         11.1     CONFIDENTIALITY OF DEPARTMENT INFORMATION

All information contained in drawings, specifications, technical reports, and data provided by the Department to the Contractor shall be held in confidence by the Contractor and used only to provide services to the Department. The Contractor shall not disclose said information without the Contract Administrator's written consent.

                  11.1.1   DEPARTMENT PROPERTY

The Contractor shall not copy any drawing, specification, technical report, or data provided by the Department. The Contractor shall return all materials provided by the Department. All material shall be returned no later than the closing date of the Agreement.

         11.2     RIGHT TO DOCUMENTATION DEVELOPED BY CONTRACTOR

Documentation, including all reports, drawings, documents, field notes, specifications and data developed by the Contractor and its subcontractors, shall be the property of the Department, and may be used, revised, and distributed by the Department in any manner.

                  11.2.1   INDEMNIFY FOR REUSE OR REVISION

The Department agrees to hold harmless and indemnify the Contractor against all damages, claims, and losses, including defense costs, arising out of revision to or reuse of the plans and specifications produced under this Agreement.

                  11.2.2   NONDISCLOSURE

The Contractor shall not disclose to others any information developed by Contractor under this Agreement without prior written approval by the Contract Administrator.

                  11.2.3   ATTORNEY FEES AND COSTS

The parties agree that in any action to enforce the terms of this Agreement that each Party shall be responsible for its own attorney fees and costs.

12.0     SIGNATURE AUTHORIZING AGREEMENT (FORMAL AGREEMENTS)

Each party was represented by counsel in the negotiations and execution of this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be by their authorized representatives on the day and year written below.

                                       Dated: 9/1/02

                                              LYNCH YOUNG & COMPANY
                                           -------------------------------------
                                            (Contractor's Legal Name)

                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------

                                       Title: MANAGING DIRECTOR

                                       Dated:
                                              ----------------------------------

                                            DEPARTMENT OF WATER AND POWER
                                             OF THE CITY OF LOS ANGELES
                                                         BY
                                       BOARD OF WATER AND POWER COMMISSIONERS
                                             OF THE CITY OF LOS ANGELES

                                       By: /s/ David H. Wiggs
                                           -------------------------------------
                                               David H. Wiggs, General Manager

                                       and /s/ [ILLEGIBLE]
                                           -------------------------------------
                                                        Secretary

                                             APPROVED AS TO FORM AND LEGALITY
                                            ROCKARD J. DELGADILLO, CITY ATTORNEY

                                                        AUG 14 2002

                                             BY: /s/ KJEHL T. JOHANSEN
                                                 -------------------------------
                                                     KJEHL T. JOHANSEN
                                                   Deputy City Attorney

                                                                      APPENDIX A

                                  PROJECT SCOPE

Professional Services for all of the following six (6) major systems and sub-systems will be provided by LYC and are incorporated into all of the subsequent three (3) phases.

         1. PBX Telephone Switch (including station sets)

            -   Combined ACD

            -   *Call Accounting

            -   *Voice / Fax mail

                -   with stand-alone eMail

                -   Integrated with eMail (LADWP option)

                -   Unified with eMail (LADWP option)

         2. IVR

            -   Combined ACD (LADWP option)

            -   Enhanced Agent PC Multi-media / Visual Queues (LADWP option)

            -   *CTI (including PC workstations and connectivity)

            -   IWR with account info and link to on-line payment service

            -   TDD

            -   Fax-on-demand (LADWP option)

         3. Predictive Dialer

         4. Workforce Management Software

         5. Call Recording and Quality Monitoring

            -   Combined with Web and eMail communications (LADWP option)

         6. Electronic Messaging Boards

PHASE I - CUSTOMER CONTACT CENTER (CCC) RELOCATION: TELECOMMUNICATION SYSTEMS AND APPLICATIONS PLANNING

LYC will consult to LOS ANGELES DEPARTMENT OF WATER & POWER (LADWP) and project team to assess telecommunications systems requirements providing technical direction and budgetary information for the entire project.

         A. ALL TELECOMMUNICATION SYSTEMS ANALYSIS, ASSESSMENT, AND RECOMMENDATIONS

                  1. Meet with LADWP's Project Management and key personnel to:

                           a. assure understanding of LADWP's needs, operational preferences, and near and long term objectives;

                           b.       assure understanding of high-level
                                    requirements and priorities for the (6)
                                    major system components as tentatively
                                    outlined above;

                           c. establish Project Teams associated with system components.

                  2. Attend Project kick-off meeting with LADWP's designated project team(s) and perform initial review of current systems and applications functionality, identifying deficiencies and feasibility for any desired improvements.

                  3. Review all data associated with current systems, including software releases, hardware configurations, and LADWP custom applications.

                  4. Visit the new building site to identify utilization requirements and review all infrastructures, cables, equipment rooms and networking in partnership with LADWP's Telecom personnel.

                  5. Review optional disaster recovery alternatives and work with LADWP personnel to consider their feasibility.

                  6.       Evaluate/Research alternative solutions.

                  7.       Determine integration requirements.

                  8. Present findings and recommendations to LADWP Project Management and key personnel.

                  9. Develop a written summary of findings and outline of requirements for all system components in a Requirements Study with recommendations as to how LADWP should proceed.

         B.   PREPARATION OF PROJECT PLAN

                  1. Prepare a comprehensive written plan document that will address all required system components and logistics.

                  2. Prepare project schedule / timeline estimate for design, procurement, installation, and training.

                  3. Review plans with LADWP Project Management and key personnel and incorporate changes as needed.

         ASSUMPTIONS

                  - Interface with the LADWP Project Management and key personnel and Project Team(s) as required.

                  - LADWP will provide copies of all current system configurations, technical documents and vendor data at the start of project.

                  - If, during the course of this proposed effort, changes in scope, location, or duration of the project are identified by LADWP, LYC reserves the right to propose any necessary changes to costs and/or schedules.

PHASE II - SPECIFICATIONS DEVELOPMENT / PROCUREMENT

LYC will develop appropriate documentation in conjunction with LADWP's Purchasing personnel for all telecommunication systems, sub-systems, and applications to facilitate a competitive bid and procurement process.

         A.       TELECOMMUNICATION SYSTEMS AND APPLICATIONS PROCUREMENT PROCESS

                  1. Prepare and provide final technical specifications document for each of the system and sub-system component RFPs.

                  2. Prepare and provide project overview and scope of work documentation including vendor professional service requirements (vendor development, installation, training and support) for inclusion in LADWP's formal RFP process for submittal to a selected list of vendors.

                  3. Participate in bidders conferences for review of submittal requirements.

                  4. Review all responding vendor proposals evaluating and validating submitted information.

                  5. Participate with the design team to evaluate Contractor(s) bid responses arriving at a written summary and recommendation for selected vendors and products.

                  6. Assist in negotiating best and final pricing and custom vendor contracts.

                  7. Attend final meetings with LADWP prior to letting final vendor contracts.

         B.       CUSTOM APPLICATION DEVELOPMENT, MODIFICATION, AND OVERSIGHT

                  1. Application Specifications will be finalized for ACD / IVR / IWR, CTI, and miscellaneous systems customization. These include call / page flows, scripts, screen definitions, performance indicators, etc.

         ASSUMPTIONS

                  - This process assumes that RFPs will be submitted to a list of qualified prospective bidders compiled by LYC and LADWP's Purchasing Department.

                  - Vendors are able to bid on any or all of the various systems and sub-systems.

                  - Vendors should be able to facilitate integration of "best-of-breed" system or sub-system solutions from third-party vendor as required. This should be incorporated as part of the RFP requirements and any resulting purchase contract.

                  - If, during the course of this proposed effort, changes in scope, location, or duration of the project are identified by LADWP, LYC reserves the right to propose any necessary changes to costs and/or schedules.

                  - Scope focuses on the relocation of existing functionality currently available to LADWP customers.

                  - Consultant participation in the LADWP's formal bid process will be primarily focused on technical specification preparation and support.

                  - Enhancements to custom applications and best of breed contact center practices will be phased as agreed upon in starting with the cutover at the new location. On-going enhancements or increased functionality after cutover are out of the scope of this RFP.

                  - Disaster recovery site implementation is out of scope of this RFP.

                  - Any disaster recovery site enhancements to applications and best of breed contact center practices would be migrated in conjunction with the main site, and would be out of scope to this RFP.

                  - Logistical and network planning assistance is included, but acquisition and implementation of consultants' recommendations for logistics and connectivity is out of scope of this RFP.

PHASE III - OVERALL PROJECT MANAGEMENT SUPPORT; INSTALLATION / TRAINING / INTEGRATION / CUTOVER SUPPORT

LYC will consult to LADWP in overseeing the installation of all of the new Telecommunication Systems and Applications acquired and the relocation of all existing telecommunications functionality currently available to LADWP customers as identified during Phase I and II. This is in accordance with the Proposed Scope in Section 2.2 of the RFP. In addition, we have made assumptions based on the RFP Clarifications of January 2, 2002. Where appropriate, the clarification question is identified in our assumptions.

         OVERSEE INSTALLATION, INTEGRATION, TRAINING AND CUT-OVER OF ALL TELECOMMUNICATION SYSTEMS AND APPLICATIONS

         1.       Coordinate and manage installation kickoff meeting.

         2. Coordination and preparation of an Installation Detailed Project Plan including LADWP and IT actions as well as the actual Call Center Vendor actions.

         3.       Assist LADWP in developing an installation acceptance test.

         4. Assist LADWP in developing a plan for work escalation during critical installation milestones.

         5. Consolidate LADWP and vendor escalation plans for installation/cutover.

         6. Ongoing review of critical milestones advising DWP and LYC teams on technology and installation issues related to systems implementation.

         7. Provide field observation trips to evaluate work prior to start of system installation, during system delivery and configuration, and individual system testing and acceptance.

         8. Onsite project management of integrated system testing for benchmark testing, systems cutovers, as well as initial in-service dates.

         9. Resolve outstanding issues facilitating acceptance of completed work.

         10. Coordinate completion and delivery of all system and installation documentation for vendor system to LADWP.

ASSUMPTIONS

                  - DWP Telecom and IT will be responsible for design, acquisition, and installation of all new facilities for conduit, riser cable, telco terminations and station cable runs as recommended by LYC consultant, (per Clarification Q 4 and Q 6)

                  - DWP will be responsible for identifying, configuring and installing all services in the designated "backroom" for all new or relocated equipment (per Clarification Q 7)

                  - DWP will be responsible for design, acquisition, and installation of all electrical facilities required to support identified equipment prior to cutover. (per Clarification Q 29)

                  - DWP will be responsible for definition, design, acquisition and installation of all Telco related cabling, backboards, racks and connections and associated datacom equipment for all backbone infrastructure and required for all equipment specified in RFP for new or relocated systems, (per Clarification Q 7)

                  - DWP will be responsible for all IT related aspects of the relocations and will have all systems in place prior to start of Call Center installation, (per Clarification Q 29)

                  - Assumes maximum of 10 field trips to Sun Valley and LA locations.

                  - If, during the course of this proposed effort, changes in scope, location, or duration of the project are identified by LADWP, including additional project management or consulting advise relating to site facilities or and/or network infrastructure, LYC reserves the right to propose any necessary changes to costs and/or schedules.

                                    SCHEDULE

Our work plan provides for a 22-month project as summarized in the chart below

PHASE    TARGET BEGIN      TARGET END*       KEY MILESTONE
-----   ---------------  -----------------  ----------------
 I-A      July 3, 2002     July 30, 2002     Review Meeting
 I-B     August 1, 2002   August 30, 2002     Plan Document
II-A    August 30, 2002  February 28, 2003  Vendor Selection
II-B     March 1, 2003   December 30, 2003   System Delivery
 III    January 1, 2004    May 30, 2004          Cutover

* Approximate, will vary by system and phased implementations.

                                                                      APPENDIX B

                                  FEE SCHEDULE

                               HOURLY FEE SCHEDULE

          Position               Hourly Fee
          --------               ----------
     LYC Managing Partner          $160.00
Senior Consultant (all others)     $160.00

                             FEE EXPENDITURE LIMITS

PHASE I-A       $ 46,600.00
PHASE I-B       $ 28,520.00
PHASE II-A      $ 72,000.00
PHASE II-B      $ 73,800.00
PHASE III       $ 71,880.00
                -----------
TOTAL           $293,800.00

Limits assume no change to scope of work. Any changes to original scope of work would nullify these fee limits.

CONTINGENCY FUNDING

Should the need arise for further consulting assistance as a result of one of the following situations, contingency funds in the amount of $56,200 have been appropriated. These funds will only be used for one or more of the following purposes:

-    MANAGEMENT CHANGES AND MANDATES

-    CHANGES TO EXISTING TECHNOLOGY ENVIRONMENT

-    INCREASED NEEDS FOR DISASTER RECOVERY IMPLEMENTATION

Any additional work in these areas will be authorized via the issuance of a task letter as specified in this agreement.